Filed Pursuant to Rule 424(b)(2)
Registration No. 333-170598

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum/Aggregate Offering Price Per Security/Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Shares, par value $1.00 per share	$138,480,000	$18,960.00

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 12, 2010)

8,000,000 Shares

Ship Finance International Limited

Common Shares

We are offering for sale 8,000,000 of our common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “SFL.” On June 14, 2013, the last sale price of our common shares as reported on the New York Stock Exchange was $16.99 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 17, 2013.

The underwriter has agreed to purchase the common shares from us at a price of $16.15 per share, which will result in net proceeds to us of approximately $128.7 million, after deducting estimated expenses relating to this offering, of approximately $475,000. The underwriter proposes to offer the common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley expects to deliver the common shares to the purchasers on or about June 21, 2013.

Morgan Stanley

June 18, 2013

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. NEITHER WE NOR THE UNDERWRITER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITER ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure about us. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by Commission rules and regulations. For further information with respect to us and the common shares offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file reports and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information listed below is incorporated by reference and is considered to be a part of this prospectus

S-ii

supplement, and information that we file later with the Commission before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•

Current report on Form 6-K, filed with the Commission on June 17, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2013;

•

Current report on Form 6-K, filed with the Commission on May 29, 2013, which contains a press release announcing that we have entered into agreements for the construction of four 8,700 TEU newbuilding container vessels; and

•

Annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 17, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor 14 Par la Ville Road Hamilton HM 08, Bermuda Tel: 1 800-715-6374 Email: ir@shipfinance.no Attn: Investor Relations

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our dependence on our charterers, including the Seadrill Charterers and the Frontline Charterers, for operating cash flows;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and world-wide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration;

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•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2012, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident of Bermuda, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law. This prospectus supplement and the accompanying prospectus may be filed with the Registrar of Companies in Bermuda in accordance with the provisions of Part III of the Companies Act 1981 of Bermuda. In granting such permission and accepting this prospectus supplement and the accompanying prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement and the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in the common shares, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Ship Finance International Limited and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or TEU, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry.

SHIP FINANCE INTERNATIONAL LIMITED

We are a global international ship-owning company with one of the largest and most diverse asset bases across the maritime and offshore industries. As of June 17, 2013, we own or operate 61 vessels and drilling units across the tanker, drybulk, car carrier, container and offshore sectors. In the tanker and drybulk sectors we own and operate 24 double-hull crude-oil tankers, 12 drybulk carriers and two chemical tankers. In the container and car-carrier sectors we own and operate nine container vessels and two car carriers; we also charter-in two container vessels. In the offshore sector we own and operate six offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling units.

In addition to our operating fleet, we have entered into agreements for the construction of four 4,800 TEU container vessels that are scheduled to be delivered to us in 2013 and in 2014, and four 8,700 TEU newbuilding container vessels that are scheduled to be delivered to us in 2014 and 2015.

Apart from seven container vessels and four drybulk vessels on short-term charters, the vessels in our fleet, including four of our newbuildings, have charters attached to them, which are generally contracted to expire between two and 14 years from now. These existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of March 31, 2013 and adjusted for subsequent charter cancellations was approximately $5.1 billion, with an average remaining charter term of 6.6 years, or 9.8 years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.

The following table sets forth summary information regarding our fleet as of June 17, 2013. All of our very large crude carriers, or VLCCs, Suezmaxes and chemical tankers are double-hull vessels.

Vessel	Approximate		Flag	Lease Classification	Charter Termination Date
	Built	Dwt.
VLCCs
Front Century	1998	311,000	MI	Capital lease	2021
Front Champion	1998	311,000	BA	Capital lease	2022
Front Vanguard	1998	300,000	MI	Capital lease	2021
Front Circassia	1999	306,000	MI	Capital lease	2021
Front Opalia	1999	302,000	MI	Capital lease	2022
Front Comanche	1999	300,000	LIB	Capital lease	2022
Golden Victory	1999	300,000	MI	Capital lease	2022
Front Commerce	1999	300,000	LIB	Capital lease	2022
Front Scilla	2000	303,000	MI	Capital lease	2023
Front Ariake	2001	299,000	BA	Capital lease	2023
Front Serenade	2002	299,000	LIB	Capital lease	2024
Front Hakata	2002	298,000	BA	Capital lease	2025
Front Stratus	2002	299,000	LIB	Capital lease	2025
Front Falcon	2002	309,000	BA	Capital lease	2025
Front Page	2002	299,000	LIB	Capital lease	2025
Front Energy	2004	305,000	CYP	Capital lease	2027
Front Force	2004	305,000	MI	Capital lease	2027

Suezmaxes
Front Glory	1995	150,000	MI	Capital lease	2018
Front Splendour	1995	150,000	MI	Capital lease	2019
Front Ardenne	1997	153,000	MI	Capital lease	2020
Front Brabant	1998	153,000	MI	Capital lease	2021
Mindanao	1998	159,000	SG	Capital lease	2021
Glorycrown	2009	156,000	MI	Capital lease	2014	(1)
Everbright	2010	156,000	HK	Capital lease	2015	(1)

Chemical Tankers
Maria Victoria V	2008	17,000	PAN	Operating lease	2018	(1)
SC Guangzhou	2008	17,000	PAN	Operating lease	2018	(1)

Handysize Drybulk Carriers
SFL Spey	2011	34,000	HK	Operating lease	2014	(6)
SFL Medway	2011	34,000	HK	Operating lease	2013	(6)
SFL Trent	2012	34,000	HK	Operating lease	2014	(6)
SFL Kent	2012	34,000	HK	Operating lease	2013	(6)
Western Australia	2012	32,000	HK	Operating lease	2015
Western Copenhagen	2013	32,000	HK	Operating lease	2016
Western Houston	2012	32,000	HK	Operating lease	2015

Supramax Drybulk Carriers
SFL Hudson	2009	57,000	MI	Operating lease	2020
SFL Yukon	2010	57,000	HK	Operating lease	2018
SFL Sara	2011	57,000	HK	Operating lease	2019
SFL Kate	2011	57,000	HK	Operating lease	2021
SFL Humber	2012	57,000	HK	Operating lease	2022

Vessel	Built	Dwt.		Flag	Lease Classification	Charter Termination Date

Container Vessels
SFL Europa	2003	1,700 TEU		MI	Operating lease	2013	(6)
Heung-A Green (ex Asian Ace)	2005	1,700 TEU		MAL	Operating lease	2020	(1)
Green Ace	2005	1,700 TEU		MAL	Operating lease	2020	(1)
SFL Hunter	2006	2,800 TEU		MI	Operating lease	2013	(6)
SFL Hawk	2007	2,800 TEU		MI	Operating lease	2013	(6)
SFL Falcon	2007	2,800 TEU		MI	Operating lease	2013	(6)
SFL Eagle	2007	2,800 TEU		MI	Operating lease	2013	(6)
SFL Tiger	2006	2,800 TEU		MI	Operating lease	2013	(6)
SFL Avon	2010	1,700 TEU		MI	Operating lease	2013	(6)
CMA CGM Magellan(2)	2010	13,800 TEU		UK	Operating lease	2026
CMA CGM Corte Real(2)	2010	13,800 TEU		UK	Operating lease	2026
TBN/ Cap Salinas(NB)	2013	4,800 TEU		n/a	n/a	2020	(5)
TBN/ Cap Saray (NB)	2013	4,800 TEU		n/a	n/a	2020	(5)
TBN/ Cap Serrat (NB)	2013	4,800 TEU		n/a	n/a	2020	(5)
TBN/ Cap Sorell (NB)	2014	4,800 TEU		n/a	n/a	2021	(5)
TBN/NB	2014/15	8,700 TEU		n/a	n/a	n/a
TBN/NB	2014/15	8,700 TEU		n/a	n/a	n/a
TBN/NB	2014/15	8,700 TEU		n/a	n/a	n/a
TBN/NB	2014/15	8,700 TEU		n/a	n/a	n/a

Car Carriers
Glovis Composer	2005	6,500 CEU		HK	Operating lease	2017
Glovis Conductor	2006	6,500 CEU		PAN	Operating lease	2017

Jack-Up Drilling Rigs
Soehanah	2007	375 ft		PAN	Operating lease	2018	(1)

Ultra-Deepwater Drill Units
West Polaris	2008	10,000 ft		PAN	Capital lease	2023	(1)
West Hercules	2008	10,000 ft		PAN	Capital lease	2023	(1)
West Taurus	2008	10,000 ft		PAN	Capital lease	2023	(1)

Offshore Supply Vessels
Sea Leopard	1998	AHTS	(3)	CYP	Capital lease	2020	(1)
Sea Bear	1999	AHTS	(3)	CYP	Capital lease	2020	(1)
Sea Cheetah	2007	AHTS	(3)	CYP	Operating lease	2019	(1)
Sea Jaguar	2007	AHTS	(3)	CYP	Operating lease	2019	(1)
Sea Halibut	2007	PSV	(4)	CYP	Operating lease	2019	(1)
Sea Pike	2007	PSV	(4)	CYP	Operating lease	2019	(1)

NB:	Newbuilding.
Key to Flags:	BA—Bahamas, CYP—Cyprus, MAL—Malta, HK—Hong Kong, LIB—Liberia, MI—Marshall Islands, PAN—Panama, SG—Singapore, UK—United Kingdom.
Notes:
(1)	Charterer has purchase options during the term of the charter.
(2)	Vessel chartered in.
(3)	Anchor handling tug supply vessel (AHTS).
(4)	Platform supply vessel (PSV).
(5)	Charter has been agreed.
(6)	Currently employed on a short-term charter or in the spot market.

Our primary objective is to continue to grow our business through accretive acquisitions across a diverse range of marine and offshore asset classes. In doing so, our strategy is to expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

We have declared dividends for 37 consecutive quarters including a dividend of $0.39 per share which will be paid on June 28, 2013 to holders of record of our common shares on June 21, 2013. For the years ended December 31, 2009, 2010, 2011 and 2012, we paid aggregate dividends in cash and in kind to our shareholders in the amounts of $111.1 million ($1.50 per share), $129.5 million ($1.64 per share), $122.6 million ($1.55 per share) and $152.0 million ($1.86 per share), respectively.

Our ability to pay dividends is always subject to the discretion of our board of directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities. See “Risk Factors” beginning on page S-9.

RECENT AND OTHER DEVELOPMENTS

In May 2013, the Company entered into contracts for the construction of four new 8,700 TEU container vessels at Daewoo Shipbuilding & Marine Engineering Co. Ltd. in South Korea for a total contract price of approximately $340 million, which are scheduled to be delivered to us in 2014 and 2015.

In May 2013, the Company entered into a six year $375 million term loan and revolving credit facility agreement for the refinancing of the ultra deepwater drilling rig West Hercules. The new facility is expected to be drawn in June 2013.

In June 2013, Frontline Ltd., or Frontline, one of our significant customers, filed with the Commission a prospectus supplement in connection with its equity offering of up to $40.0 million where Frontline stated that based on charter rates achieved so far in the second quarter of 2013, increased dry docking costs in the second quarter of 2013 and the current outlook, Frontline expects its operating results in the second quarter of 2013 to be weaker than in the first quarter of 2013 and Frontline expects its cash position to fall further in the second quarter of 2013. Frontline is of the opinion that the tanker market is massively oversupplied today and that it may take some time before a reasonable market balance is restored and sustained recovery of the tanker market occurs. Frontline believes that such a market balance and sustained recovery of the tanker market will be dependent on the extent of phase out of existing tonnage as well as global growth conditions. In view of these statements, and as stated during our quarterly earnings call on May 30, 2013, if Frontline were unable to meet its commercial obligations to us, we believe we would be able to trade our vessels currently chartered to Frontline in the market at what we believe are low break even rates and we would retain 100% of the chartering revenues.

CORPORATE INFORMATION

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.org. The information contained at our internet site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus supplement.

THE OFFERING

Issuer	Ship Finance International Limited.

Common shares presently outstanding	85,260,000 common shares.

Common shares to be offered	8,000,000 common shares.

Common shares to be outstanding immediately after this offering	93,260,000 common shares.

Use of proceeds	We expect the net proceeds from this offering to be approximately $128.7 million, after deducting underwriting discounts and commissions and our estimated expenses of this offering, of approximately $475,000.
We intend to use the net proceeds from this offering to invest in new assets within the shipping and offshore sectors and for general corporate purposes and working capital.
We refer you to the section of this prospectus supplement entitled “Use of Proceeds.”

Dividend policy	Our board of directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow the business, but the timing and amount of dividends, if any, is at the sole discretion of our board of directors and will depend upon our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other relevant factors subject to Bermuda law. Under Bermuda law, a company’s board of directors may not declare or pay dividends from time to time if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. investors who are holders of our common shares.

For the years ended December 31, 2009, 2010, 2011 and 2012, we paid aggregate dividends in cash and in kind to our shareholders in the amounts of $111.1 million ($1.50 per share), $129.5 million ($1.64 per share), $122.6 million ($1.55 per share) and $152.0 million ($1.86 per share), respectively.

We have declared dividends for 37 consecutive quarters including a dividend of $0.39 per share which will be paid on June 28, 2013 to holders of record of our common shares on June 21, 2013. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

Risk factors	You should carefully consider all of the information that is contained in or incorporated by reference into this prospectus and, in particular, you should evaluate the risks set forth under “Risk Factors” on page S-9 of this prospectus supplement before deciding to invest in the common shares.

Important tax considerations	We may be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. If we are treated as a PFIC for any taxable year, we will inform investors of our status and we will provide investors with the information necessary to make and maintain a “qualified electing fund,” or QEF, election. Prospective U.S. Holders should consult with their tax advisors as to the consequences of our being a PFIC for any taxable year, including whether or not to make a QEF election, and should carefully review the information set forth under “Item 10. Additional Information—E. Taxation—U.S. Taxation” included in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Listing	Our common shares are listed for trading on the New York Stock Exchange under the symbol “SFL.”

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table provides our consolidated financial data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 are derived from our audited consolidated financial statements incorporated by reference herein, which have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, or MSPC, our independent registered public accounting firm, as indicated in their report incorporated by reference herein. Our summary consolidated financial data presented below as of and for March 31, 2012 and 2013 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited, consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods. The summary financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Selected Consolidated Financial Information,” and our “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” included in our current report on Form 6-K filed with the Commission on June 17, 2013 and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference herein.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
(In thousands of U.S. dollars)				(unaudited)
Income statement data:
Total operating revenues	$308,060	$295,114	$319,692	$84,120	$65,087
Gain on sale of assets	28,104	8,468	47,386	2,222	18,025
Total operating expenses	124,319	140,877	159,458	38,122	39,331

Net operating income	211,845	162,705	207,620	48,220	43,781
Net income before equity in earnings of associated companies	$115,299	$80,273	$142,344	$27,511	$23,866
Equity in earnings of associated companies	50,413	50,902	43,492	11,441	8,512

Net income	$165,712	$131,175	$185,836	$38,952	$32,378

Balance sheet data (at end of period):
Cash and cash equivalents	$86,967	$94,915	$60,542	$111,586	$64,820
Total assets	2,882,361	2,896,128	2,973,089	2,938,692	2,889,565
Total liabilities	2,053,441	2,039,037	1,978,321	2,052,131	1,827,636
Short and long term debt (including current portion)	1,922,854	1,910,464	1,831,200	1,914,889	1,696,091
Total equity	828,920	857,091	994,768	886,561	1,061,929
Cash flow data:
Net cash provided by operating activities	153,771	163,661	86,570	30,288	68,000
Net cash provided by/(used in) investing activities	76,977	(5,862)	34,309	10,639	70,317
Net cash used in financing activities	(227,967)	(149,851)	(155,252)	(24,256)	(134,039)
Other financial data:
EBITDA—Consolidated(1)	399,663	352,345	321,268	86,416	63,675
EBITDA—Group(2)	714,410	670,145	585,430	154,106	121,609
Total Debt—Consolidated (at end of period)	1,922,854	1,910,464	1,831,200	1,914,889	1,696,091
Total Debt—Group(2) (at end of period)	3,669,379	3,319,589	3,050,575	3,275,722	2,902,174

(1)	We define EBITDA—Consolidated as net income before depreciation, interest expense, net, other financial items, net, certain significant non-cash charges for (i) impairment of assets, (ii) gains from sale of assets and termination of charters, (iii) net gains/losses from the repurchase of our 8.5% Senior Notes due 2013 and our NOK 500 million Senior Unsecured Bonds due 2014 , and (iv) the mark-to-market of certain derivative contracts, and the repayments from investments in direct financing and sales-type leases, net of any upfront payments, as applicable.
(2)	We have three ultra-deepwater drilling units and two container vessels owned by four wholly-owned subsidiaries which are accounted for under the equity method and therefore not consolidated in our financial statements. We define EBITDA—Group as EBITDA—Consolidated before equity in earnings of associated companies and adjusted for (i) the total operating revenues, (ii) repayments from investments in direct financing and sales-type leases and (iii) vessel operating expenses at our subsidiaries that are accounted for under the equity method. We record our investments in equity-method investees on the consolidated balance sheets as “Investment in associated companies”. These subsidiaries have significant amount of indebtedness which because of the aforementioned accounting treatment does not show up in our balance sheets. Total Debt—Group includes indebtedness of our unconsolidated subsidiaries. Total Debt—Group, as further adjusted, is derived by adding Total Debt—Consolidated, as further adjusted, plus approximately $1.2 billion of indebtedness, as of March 31, 2013, of our unconsolidated subsidiaries.

	Years Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
(In thousands of U.S. dollars)				(unaudited)
Reconciliation of net income to EBITDA—Consolidated and EBITDA—Group:
Net income	$165,712	$131,175	185,836	38,952	32,378
Depreciation	34,201	49,929	55,602	14,261	14,033
Interest expense, net	80,325	79,978	67,677	18,080	15,831
Other financial items, net	(2,676)	1,034	5,273	(108)	2,640
Long-term investment impairment charge	—	—	3,353	2,890	0
Gain on sale of assets and termination of charters	(28,103)	(8,468)	(47,386)	(2,222)	(18,025)
Gain on sale of associate	—	(4,064)	—	—	—
Net (gain)/loss on repurchase of 8.5% Senior Notes due 2013 and NOK bonds	13	(521)	122	(80)	1,109
Mark to market of derivatives	14,733	4,408	(7,780)	(855)	1,978
Repayments from investments in direct financing and sales-type leases	175,958	98,874	58,571	15,498	13,731
Less: upfront payments on certain charters	(40,500)	—	—	—	—

EBITDA—Consolidated	$399,663	$352,345	$321,268	86,416	63,675
Less: equity in earnings of associated companies	(50,413)	(50,902)	(43,492)	(11,441)	(8,512)
Total operating revenues—Associates	137,348	155,514	146,263	38,493	32,149
Repayments from investments in direct financing and sales-type leases—Associates	228,001	238,388	196,220	49,246	42,787
Vessel operating expenses—Associates	(189)	(25,200)	(34,829)	(8,608)	(8,490)

EBITDA—Group	$714,410	$670,145	$585,430	$154,106	$121,609
Reconciliation of Total Debt—Consolidated to Total Debt—Group (at end of period):
Total Debt—Consolidated	1,922,854	1,910,464	1,831,200	1,914,889	1,696,091
Total Debt—Associates	1,746,525	1,409,125	1,219,375	1,360,833	1,206,083
Total Debt—Group	3,669,379	3,319,589	3,050,575	3,275,722	2,902,174

RISK FACTORS

An investment in our common shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

This prospectus supplement does not describe all of the risks of an investment in the common shares. You should consult your own financial and legal advisors about the risks entailed by an investment in the common shares and the suitability of your investment in the common shares in light of your particular circumstances. Before you decide to invest in our securities, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in the accompanying prospectus and in our annual report for the year ended December 31, 2012 on Form 20-F, filed with the Commission on April 17, 2013. In addition, you should carefully consider the risk set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the section entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds from this offering to invest in new assets within the shipping and offshore sectors and for general corporate purposes and working capital. To the extent that we are not able to acquire such assets on terms that are acceptable to us or at all, we may use the net proceeds for other purposes. It may take a substantial period of time before we can identify and purchase suitable assets, and during this period the net proceeds of this offering may be invested on a short term basis and therefore may not yield returns comparable to those that additional assets may have earned. Please see “Use of Proceeds.”

In the event the shipyards do not perform under their agreements with us for the construction of our Newbuilding Vessels and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Currently, we have newbuilding contracts with a state-owned Chinese shipyard for the construction of four 4,800 TEU container vessels, which are scheduled to be delivered to us in 2013 and 2014. We also entered into contracts to build four new 8,700 TEU container vessels at DSME in South Korea for a total contract price of approximately $340 million, which are scheduled to be delivered to us in 2014 and 2015. We intend to arrange bank financing for the newbuildings currently under construction at DSME and estimate our equity investment to be up to approximately $100 million in aggregate for the four vessels. As of June 17, 2013, we have made total yard payments in the amount of approximately $103 million and we have remaining yard installments in the amount of approximately $467 million.

We depend on our charterers, including the Seadrill Charterers and the Frontline Charterers, which are companies related to us, for our operating cash flows and for our ability to pay dividends to our shareholders.

We have chartered three of our drilling units to three subsidiaries of Seadrill Limited, or Seadrill, namely Seadrill Deepwater Charterer Ltd., Seadrill Offshore AS, and Seadrill Polaris Ltd., which we refer to collectively as the “Seadrill Charterers.” In addition, most of the tanker vessels in our fleet are chartered to subsidiaries of Frontline namely Frontline Shipping Ltd. and Frontline Shipping II Ltd., which we refer to collectively as the “Frontline Charterers”. Our other vessels that have charters attached to them are chartered to other customers under medium to long-term time and bareboat charters.

The charter hire payments that we receive from our customers constitute substantially all of our operating cash flows. The Frontline Charterers have no business or sources of funds other than those related to the chartering of our tanker fleet to third parties.

In December 2011, our charter agreements with the Frontline Charterers, which all remain wholly-owned subsidiaries of Frontline, were amended and we agreed to temporarily reduce the charter rates payable on our double-hull tankers by $6,500 per day per vessel from 2012 through 2015, subject to the cash sweep arrangement described in the immediately following risk factor. As part of the amendments, we received compensation payments from Frontline in the amount of $106 million in cash. Frontline continues to guarantee the payment of charterhire with respect to the Frontline Charterers. The amendments to the charter agreements were the result of an extended period of substantial weakness in the tanker market. In a recent press release, Frontline indicated that, if the tanker market does not recover in the short term and no additional equity can be raised or assets sold, there is a risk that Frontline will have insufficient cash to satisfy liquidity requirements and to repay the existing $225 million convertible bond loan at maturity in April 2015. Such a situation may force a restructuring of Frontline including modifications of charter lease obligations and debt agreements. Such a situation may result in further modifications of our charter agreements with Frontline.

Although there are restrictions on the Frontline Charterers’ rights to use their cash to pay dividends or make other distributions, at any given time their available cash may be diminished or exhausted, and they may be unable to make charterhire payments to us without support from Frontline. The performance under the charters with the Seadrill Charterers is guaranteed by Seadrill Limited. If the Seadrill Charterers, the Frontline Charterers or any of our other charterers are unable to make charterhire payments to us, our results of operations and financial condition will be materially adversely affected and we may not have cash available to pay debt service or for distributions to our shareholders.

The amount of the profit sharing payment we receive under our charters with the Frontline Charterers, if any, and our ability to pay our ordinary quarterly dividend, may depend on prevailing spot market rates, which are volatile.

Most of our tanker vessels operate under time charters to the Frontline Charterers. These charter contracts provide for base charterhire and additional profit sharing payments when the Frontline Charterers’ earnings from deploying our vessels exceed certain levels. The majority of our vessels chartered to the Frontline Charterers are sub-chartered by the Frontline Charterers in the spot market, which is subject to greater volatility than the long-term time charter market, and the amount of future profit sharing payments that we receive, if any, will be primarily dependent on the strength of the spot market.

Prior to December 31, 2011, the Frontline Charterers paid us a profit sharing rate of 20% of their earnings above average threshold charter rates on a time-charter equivalent basis from their use of our fleet each fiscal year. The amendments to the charter agreements with the Frontline Charterers described in the preceding risk factor increased the profit sharing percentage to 25% for earnings above the threshold levels effective as of January 1, 2012. The amendments also provided for a temporary reduction in charter rates for a four year period. During that period, the Frontline Charterers are obligated pay us 100% of any earnings on a time-charter equivalent basis above the temporarily reduced time charter rates, subject to a maximum of $6,500 per day, or the cash sweep amounts. As described above, we received a compensation payment of $106 million, of which $50 million represented a non-refundable advance relating to the 25% profit sharing agreement. For the year ended December 31, 2012, we recorded $52.2 million in accumulated cash sweep amounts. As stated during our quarterly earnings call on May 30, 2013, since the crude oil tanker market has continued at a low level into the second quarter of 2013, we do not expect to receive any material cash sweep contribution from Frontline for the remainder of 2013. There was no accumulated profit share for the year ended December 31, 2012. Following the prepayment by Frontline of $50 million of profit share in 2011, an additional $50 million of profit share will need to accumulate before we recognize profit share revenues in our consolidated accounts.

We cannot assure you that we will receive any profit sharing payments for any periods in the future. Furthermore, our future quarterly dividend may depend on us receiving profit sharing payments or require that we continue to expand our fleet, so that in either case we receive cash flows in addition to the cash flows we receive from our base charterhire from the Frontline Charterers and charter payments from other customers. As a result, we cannot assure you that we will continue to pay quarterly dividends.

Changes in our dividend policy could adversely affect holders of our common shares.

Any dividend that we declare is at the discretion of our board of directors and subject to the requirements of Bermuda law. We cannot assure you that our dividend will not be reduced or eliminated in the future. Our profitability and corresponding ability to pay dividends is substantially affected by amounts we receive through charter hire and profit sharing payments from our charterers. Our entitlement to profit sharing payments, if any, is based on the financial performance of our vessels which is outside of our control. If our charter hire and profit sharing payments decrease substantially, we may not be able to continue to pay dividends at present levels, or at all. We are also subject to contractual limitations on our ability to pay dividends pursuant to certain debt agreements, and we may agree to additional limitations in the future. Additional factors that could affect our ability to pay dividends include statutory and contractual limitations on the ability of our subsidiaries to pay dividends to us, including under current or future debt arrangements.

The container shipping industry is cyclical and volatile and the persistent global economic recession has resulted in decreased demand for container shipping, which, together with an over-supply of container vessel capacity, may negatively impact any future container vessel operations we may have.

As of the date of this prospectus, there are seven container vessels currently employed on short-term time charters. We also have contracts for the construction of four 4,800 TEU newbuilding container vessels that are scheduled to commence seven year time charters upon their delivery to us, which is expected in 2013 and in 2014, and we entered into agreements for the construction of four 8,700 TEU container vessels which are expected to be delivered to us in 2014 and 2015. The persistent global economic slowdown may result in decreased demand for container shipping and a related decrease in charter rates.

The ocean-going container shipping industry is both cyclical and volatile in terms of charter hire rates and profitability. Container vessel charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the economic crisis began to affect global container trade. Containership charter rates declined substantially in 2011 and 2012 primarily as a result of excess capacity on the key east-west routes, the reluctance of liners to cull services in the first six months of the year and a fight for market share between certain liner companies. Freight rates and charter rates stabilized somewhat in the second half of 2012, particularly for larger vessel sizes, but in early 2013 they remain significantly below their historical averages. Fluctuations in charter rates result from changes in the supply and demand for ship capacity and changes in the supply and demand for the major products internationally transported by container vessels. The container vessels market is typically stronger in the spring and autumn in anticipation of increased consumption of consumer products during the holiday and peak seasons. The factors affecting the supply and demand for container vessels and supply and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Our ability to employ our container vessels will depend upon, among other things, the prevailing state of the container vessel market when the vessels are available for employment, which can be affected by consumer demand for products shipped in containers. If the container vessel market is in a period of sustained depression when we take delivery of the container vessels, we may be unable to operate the vessels profitably.

The size of the container vessel orderbook is large relative to historical levels and will result in the increase in the size of the world container vessel fleet over the next few years. An over-supply of container vessel capacity, particularly in conjunction with a reduced level of demand for container shipping, may result in a further reduction of charter rates.

Charterhire rates for drybulk carriers are volatile and may further decrease in the future, which may adversely affect our earnings and ability to pay dividends.

We currently own and operate a fleet of 12 drybulk carriers consisting of five Supramax drybulk carriers and seven Handysize drybulk carriers. This downturn in drybulk charter rates and their volatility, which has resulted from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for drybulk shipping, including, among other things, an absence of financing for vessels; a less active second-hand market for the sale of vessels; low charter rates, particularly for vessels employed in the spot market; widespread loan covenant defaults in the drybulk shipping industry; and declaration of bankruptcy by some operators and shipowners as well as charterers.

The occurrence of one or more of these events could adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends. There can be no assurance that the drybulk charter market will recover over the next several months and the market could continue to decline further.

If the drybulk shipping market remains depressed in the future, our earnings and available cash flow may decrease. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market.

Volatility in the international shipping and offshore markets may cause our customers to be unable to pay charterhire to us.

Our customers, including Frontline, are subject to volatility in the shipping and offshore markets that affects their ability to operate the vessels and drilling units they charter from us at a profit. Our customers’ successful operation of our vessels and drilling units in the charter market will depend on, among other things, their ability to obtain profitable charters. We cannot assure you that future charters will be available to our customers at rates sufficient to enable them to meet their obligations to make charterhire payments to us. As a result, our revenues and results of operations may be adversely affected. These factors include:

•	global and regional economic and political conditions;

•	supply and demand for oil and refined petroleum products, which is affected by, among other things, competition from alternative sources of energy;

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

•	environmental concerns and regulations;

•	weather;

•	the number of newbuilding deliveries;

•	the phase-out of non-double hull tankers from certain markets pursuant to national and international laws and regulations;

•	the scrapping rate of older vessels; and

•	changes in production of crude oil, particularly by OPEC and other key producers.

Tanker charter rates also tend to be subject to seasonal variations, with demand (and therefore charter rates) normally higher in winter months in the northern hemisphere.

The market values of our vessels and drilling units may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities and we may incur a loss if we sell vessels or drilling units following a decline in their market value. This could affect future dividend payments.

During the period a vessel or drilling unit is subject to a charter, we will not be permitted to sell it to take advantage of increases in vessel or drilling unit values without the charterers’ agreement. Conversely, if the charterers were to default under the charters due to adverse market conditions, causing a termination of the charters, it is likely that the fair market value of our vessels would also be depressed.

The fair market values of our vessels and drilling units have generally experienced high volatility. According to shipbrokers, the market prices for secondhand drybulk carriers, for example, have decreased sharply from their historically high levels.

The fair market value of our vessels and drilling units may increase and decrease depending on a number of factors including, but not limited to, the prevailing level of charter rates and dayrates, general economic and market conditions affecting the international shipping and offshore drilling industries, types, sizes and ages of vessels and drilling units, supply and demand for vessels and drilling units, availability of or developments in other modes of transportation, competition from other shipping companies, cost of newbuildings, governmental or other regulations and technological advances.

In addition, as vessels and drilling units grow older, they generally decline in value. If the fair market value of our vessels and drilling units declines, we or our subsidiaries may not be in compliance with certain provisions of our credit facilities and we may not be able to refinance our debt, obtain additional financing or make distributions to our shareholders and our subsidiaries may not be able to make distributions to us. The prepayment of certain credit facilities may be necessary to cause us to maintain compliance with certain covenants in the event that the value of our vessels or drilling units fall below certain levels.

Additionally, if we sell one or more of our vessels or drilling units at a time when vessel and drilling unit prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be less than the vessel’s or drilling unit’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel and drilling unit values fall significantly, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results and condition.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

From time to time, we enter into, among other things, charter parties with our customers, newbuilding contracts with shipyards, credit facilities with banks, guarantees, interest rate swap agreements, currency swap agreements, total return bond swaps, and total return equity swaps. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates and dayrates received for specific types of vessels and drilling units, and various expenses. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel or drilling unit that is currently under charter or contract, or may be able to obtain a comparable vessel or drilling unit at a lower rate. As a result, charterers and customers may seek to renegotiate the terms of their existing charter parties and drilling contracts, or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Please see “Recent and Other Developments.”

There is a risk that U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”, but income from bareboat charters does constitute “passive income.”

U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Please see “Item 10. Additional Information—E. Taxation—U.S. Taxation” included in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Based on the current fair market value of our assets, we may be a PFIC for the 2013 taxable year or a future taxable year. Furthermore, if our income from our time charters is considered to be passive rental income, rather than income from the performance of services, we will be considered to be a PFIC. We have received an opinion from Seward & Kissel LLP that it is more likely than not that our income from time charters will not be treated as passive rental income for purposes of determining whether we are a PFIC. Correspondingly, we believe that the assets that we own and operate in connection with the production of such income do not constitute passive assets for purposes of determining whether we are a PFIC. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income and (2) Frontline Management (Bermuda) Ltd., a subsidiary of Frontline, or Frontline Management, which provides services to most of our time-chartered vessels, will be respected as a separate entity from the Frontline Charterers, with which it is related. Nevertheless, for the 2013 taxable year and future taxable years, depending upon the relative amounts of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC, regardless of whether our income from our time charters is treated as passive or non-passive income.

We note that there is no direct legal authority under the PFIC rules addressing our current and expected method of operation. Accordingly, no assurance can be given that the Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC. Furthermore, even if we would not be a PFIC under the foregoing tests, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change. Depending upon the relative amount of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC for any taxable year.

If we are treated as a PFIC for any taxable year, we will inform investors of our status and we will provide investors with the information necessary to make and maintain a “qualified electing fund” election (as discussed in more detail under “Item 10. Additional Information—E. Taxation—U.S. Taxation” included in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein). If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. federal income tax consequences. For example, U.S. non-corporate shareholders would not be eligible for the 15% maximum tax rate on dividends that we pay.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries will, both before and after this offering, qualify for this statutory tax exemption and we intend take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. For example, after this offering, Hemen Holding Ltd. and other related companies, or Hemen, is expected to own approximately 36.5% of our common shares. There is therefore a risk that we could no longer qualify for exemption under Section 883 of the Code for a particular taxable year if other shareholders with a five percent or greater interest in our common shares were, in combination with Hemen, to own 50% or more of our outstanding common shares on more than half the days during the taxable year. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we, or our subsidiaries, are not entitled to exemption under Section 883 of the Code for any taxable year, we, or our subsidiaries, could be subject for those years to an effective 2% U.S. federal income tax on the gross shipping income these companies derive during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this tax would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

A change in interest rates could materially and adversely affect our financial performance.

As of March 31, 2013, we and our consolidated subsidiaries had approximately $1.2 billion in floating rate debt outstanding under our credit facilities, and a further approximately $1.2 billion in unconsolidated floating rate debt held by wholly-owned subsidiaries accounted for under the equity method. Although we use interest rate swaps to manage our interest rate exposure and have interest rate adjustment clauses in some of our chartering agreements, we are exposed to fluctuations in interest rates. For a portion of our floating rate debt, if interest rates rise, interest payments on our floating rate debt that have not been effectively swapped into fixed rates would increase.

As of March 31, 2013, we and our consolidated subsidiaries had entered into interest rate swaps to fix the base interest rate on approximately $1.1 billion of our outstanding indebtedness at rates between 0.8% and 6.2%, and we have also entered into interest rate swaps to fix the interest on approximately $0.4 billion of the outstanding indebtedness of our equity-accounted subsidiaries.

An increase in interest rates could cause us to incur additional costs associated with our debt service, which may materially and adversely affect our results of operations. Our maximum exposure to interest rate fluctuations on our outstanding debt at March 31, 2013, was approximately $879 million, including our equity-accounted subsidiaries. A one percentage change in interest rates would at most increase or decrease interest expense by approximately $88 million per year as of March 31, 2013. The maximum figure does not take into account that certain of our charter contracts include interest adjustment clauses, whereby the charter rate is adjusted to reflect the actual interest paid on a deemed outstanding debt related to the assets on charter. At March 31, 2013, approximately $1.3 billion of our floating rate debt was subject to such interest adjustment clauses, including our equity-accounted subsidiaries. Of this amount, a total of approximately $0.5 billion was subject to interest rate swaps and the balance of approximately $823 million remained on a floating rate basis under such adjustment clauses, effectively decreasing our economical exposure to floating rate debt to approximately $56 million.

The interest rate swaps that have been entered into by us and our subsidiaries are derivative financial instruments that effectively translate floating rate debt into fixed rate debt. U.S. GAAP requires that these derivatives be valued at current market prices in our financial statements, with increases or decreases in valuations reflected in results of operations or, if the instrument is designated as a hedge, in other comprehensive income. Changes in interest rates give rise to changes in the valuations of interest rate swaps and could adversely affect results of operations and other comprehensive income.

We are highly leveraged and subject to restrictions in our financing agreements that impose constraints on our operating and financing flexibility.

We have significant indebtedness outstanding under our 3.25% convertible senior unsecured notes due 2018, our 3.75% convertible senior unsecured notes due 2016, our NOK500 million senior unsecured bonds due 2014 and our NOK600 million senior unsecured bonds due 2017. We have also entered into loan facilities that we have used to refinance existing indebtedness and to acquire additional vessels. We may need to refinance some or all of our indebtedness on maturity of our bonds or loan facilities and to acquire additional vessels in the future. We cannot assure you that we will be able to do so on terms acceptable to us or at all. If we cannot refinance our indebtedness, we will have to dedicate some or all of our cash flows, and we may be required to sell some of our assets, to pay the principal and interest on our indebtedness. In such a case, we may not be able to pay dividends to our shareholders and may not be able to grow our fleet as planned. We may also incur additional debt in the future.

Our loan facilities and the indentures for our Senior Notes and bonds subject us to limitations on our business and future financing activities, including:

•	limitations on the incurrence of additional indebtedness, including issuance of additional guarantees;

•	limitations on incurrence of liens;

•	limitations on our ability to pay dividends and make other distributions; and

•	limitations on our ability to renegotiate or amend our charters, management agreements and other material agreements.

Further, our loan facilities contain financial covenants that require us to, among other things:

•

provide additional security under the loan facility or prepay an amount of the loan facility as necessary to maintain the fair market value of our vessels securing the loan facility at not less than specified percentages (ranging from 100% to 140%) of the principal amount outstanding under the loan facility;

•	maintain available cash, including freely available undrawn amounts under credit facilities with maturities exceeding 12 months, on a consolidated basis of not less than $25 million;

•	maintain positive working capital on a consolidated basis; and

•	maintain a ratio of total liabilities to adjusted total assets of less than 0.80.

Under the terms of our loan facilities, we may not make distributions to our shareholders if we do not satisfy these covenants or receive waivers from the lenders. We cannot assure you that we will be able to satisfy these covenants in the future.

Due to these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interests.

Our debt service obligations require us to dedicate a substantial portion of our cash flows from operations to required payments on indebtedness and could limit our ability to obtain additional financing, make capital expenditures and acquisitions, and carry out other general corporate activities in the future. These obligations may also limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry or detract from our ability to successfully withstand a downturn in our business or the economy generally. This may place us at a competitive disadvantage to other less leveraged competitors.

Investors may experience significant dilution as a result of any future offerings.

After the sale of the 8,000,000 common shares offered pursuant to this prospectus supplement, we will have approximately 93,260,000 common shares outstanding, which represents an increase of approximately 9.4% in our issued and outstanding common shares. In order to fund further growth of our fleet beyond our eight contracted Newbuilding Vessels, we may sell additional common shares in the future. Purchasers of the shares we sell in this offering, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

If we enter into charter agreements or drilling contracts or engage in certain other activities with countries or government-controlled entities or customers associated with countries that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, our ability to conduct business and access U.S. capital markets and our reputation and the market for our common shares and our notes could be adversely affected.

From time to time in the past, in what we believe were conducted in compliance with the then applicable sanctions and embargo laws, our vessels made port calls and our drilling units operated in countries that were subject to sanctions and embargoes imposed by the U.S. government and other authorities and/or identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expanded the application of the prohibitions to additional activities of companies such as ours and introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. On May 1, 2012, President Obama signed Executive Order 13608, which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. On July 30, 2012, President Obama signed Executive Order 13622, which authorized sanctions for, amongst other activities, (i) knowingly, on or after July 30, 2012, engaging in a significant transaction for the purchase or acquisition of petroleum, petroleum products or petrochemical products from Iran, and (ii) materially assisting, sponsoring or providing financial, material, or technological support for, or goods or services in support of, the National Iranian Oil Company, the Naftiran Intertrade Company, or the Central Bank of Iran, or the purchase or acquisition of U.S. bank notes or precious metals by the Government of Iran. Sanctions available under Executive Order 13622 for the activities listed under (i) above include, amongst others, denial of financing by the U.S. Export-Import Bank, limitations on the amount of loans or credits available from U.S. financial institutions and prohibition of U.S. federal procurements from sanctioned persons. For the activities listed under (ii) above, Executive Order 13622 authorizes the blocking of assets. On August 10, 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “Act”) which created new sanctions and strengthened existing sanctions. Among other things, the Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the

President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our common shares may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of the common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $128.7 million, after deducting underwriting discounts and commissions and our estimated expenses of this offering, of approximately $475,000.

We intend to use the net proceeds from this offering to invest in new assets within the shipping and offshore sectors and for general corporate purposes and working capital.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013:

•	on an actual basis; and

•	as adjusted for this offering.

There have been no significant adjustments to our capitalization since March 31, 2013. This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the unaudited condensed consolidated financial statements and the related notes for the three months ended March 31, 2013, included in our report on Form 6-K filed with the Commission on June 17, 2013 and incorporated by reference herein, and the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2012 on Form 20-F filed with the Commission on April 17, 2013 and incorporated by reference herein.

	As of March 31, 2013
(In thousands of U.S. dollars)	Actual	As Adjusted For this Offering
Cash and cash equivalents	$64,820	$193,545
Debt (Principal balance):
Secured Bank Debt	$1,043,843	$1,043,843
2014 NOK Senior Notes	74,644	74,644
2017 NOK Senior Notes	102,604	102,604
2016 Senior Convertible Notes	125,000	125,000
2018 Senior Convertible Notes	350,000	350,000
Total debt	$1,696,090	$1,696,090
Shareholders’ equity	$1,061,928	$1,190,653
Total capitalization	$2,758,018	$2,886,743

DIVIDEND POLICY

Our board of directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow the business, but the timing and amount of dividends, if any, is at the sole discretion of our board of directors and will depend upon our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other relevant factors subject to Bermuda law. Under Bermuda law, a company’s board of directors may not declare or pay dividends from time to time if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. investors who are holders of our common shares.

We have declared dividends for 37 consecutive quarters including a dividend of $0.39 per share which will be paid on June 28, 2013 to holders of record of our common shares on June 21, 2013. For the years ended December 31, 2009, 2010, 2011 and 2012, we paid aggregate dividends in cash and in kind to our shareholders in the amounts of $111.1 million ($1.50 per share), $129.5 million ($1.64 per share), $122.6 million ($1.55 per share) and $152.0 million ($1.86 per share), respectively.

Our ability to pay dividends is always subject to the discretion of our board of directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities. See “Risk Factors” beginning on page S-9.

Set forth below is a breakdown of the dividends we have paid in respect of 2009, 2010, 2011 and 2012 and the dividend declared to be paid on June 28, 2013:

Payment Date	Amount per Share
2009
January 7, 2009	$0.60
April 17, 2009	$0.30	*
July 6, 2009	$0.30	*
October 16, 2009	$0.30	*

2010
January 27, 2010	$0.30	*
March 30, 2010	$0.30
June 10, 2010	$0.33
September 30, 2010	$0.35
December 30, 2010	$0.36

2011
March 29, 2011	$0.38
June 29, 2011	$0.39
September 29, 2011	$0.39
December 29, 2011	$0.39

2012
March 28, 2012	$0.30
June 28, 2012	$0.39
September 28,2012	$0.39
December 28, 2012	$0.39
December 28, 2012(1)	$0.39

2013
June 28, 2013	$0.39

*	Shareholders were provided with the choice of receiving this dividend payment in cash or newly issued common shares. The number of new shares issued pursuant to these dividend payments is provided in our annual report for the year ended December 31, 2012 under the heading “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Equity.”
(1)	This was an accelerated dividend in respect of the fourth quarter of 2012, which was paid in December 2012.

PRICE RANGE OF OUR COMMON SHARES

Shares of our common stock trade on the New York Stock Exchange under the symbol “SFL.” The high and low prices of our common shares on the New York Stock Exchange are presented for the periods listed below.

You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Period	High	Low
For the Quarter Ended
March 31, 2013	$17.71	$15.96

For the Month
June 2013 (from June 1 through and including June 14)	$17.19	$16.44
May 2013	$17.77	$16.01
April 2013	$17.78	$15.91
March 2013	$17.64	$16.28
February 2013	$17.50	$15.96
January 2013	$17.71	$16.26
December 2012	$16.73	$15.93

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with the Fredriksen Group

Our principal shareholder, Hemen Holding Ltd. and other related companies, or Hemen, are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group.

We were formed in 2003 as a wholly-owned subsidiary of Frontline, a Fredriksen Group entity, and were partially spun off from Frontline in 2004. As of March 31, 2013, Frontline owned and operated a fleet of 48 vessels, consisting of 26 VLCCs, 10 Suezmaxes and six VLCCs and six Suezmax tankers under commercial management. Most of our tanker vessels are chartered to subsidiaries of Frontline under longer-term time charters that have remaining terms that range from five to 14 years. The Frontline Charterers, in turn, charter our vessels to third parties. The daily base charter rates payable to us under the charters have been fixed in advance and will decrease as our vessels age.

We also employ some of our assets through other members of the Fredriksen Group: (i) three of our drilling units are currently chartered to subsidiaries of Seadrill Limited, or Seadrill, including the Seadrill Charterers, (ii) one offshore supply vessel is chartered to DESS Cyprus Limited, a subsidiary of Deep Sea Supply PLC, or Deep Sea, and five offshore supply vessels are chartered to Deep Sea Supply Shipowning II B.V., a subsidiary of Deep Sea Supply BTG B.V., which is a joint venture owned 50% by Deep Sea and 50% by the Brazilian Company BTG Pactual.

Through our vessel-owning subsidiaries we have entered into fixed rate management agreements with Frontline Management with respect to our vessels that are on time charter to Frontline. Under these management agreements, Frontline Management is responsible for all technical management of the vessels and receive a fixed fee of $6,500 per day per vessel. We and our vessel-owning subsidiaries have also entered into charter ancillary agreements with the Frontline Charterers and Frontline. Under these agreements we are entitled to receive annual profit sharing payments to the extent that the average daily time charter equivalent rates realized by the Frontline Charterers exceed certain rates. Please see “Risk Factors—Risks Relating To Our Industry and Our Company—The amount of the profit sharing payment we receive under our charters with the Frontline Charterers, if any, may depend on prevailing spot market rates, which are volatile.” In addition, we have entered into an administrative services agreement with Frontline Management under which they provide us with certain administrative support services including, among other things, corporate governance and accounting services. We have agreed to reimburse them for reasonable third party costs, if any, advanced on our behalf.

Kate Blankenship, Hans Petter Aas, Harald Thorstein, Paul Leand and Cecilie Fredriksen, members of our board of directors, also serve on the boards of one or more Fredriksen Group entities, including but not limited to, Frontline, Seadrill, Deep Sea, Golar LNG Limited (NASDAQ: GLNG), Golden Ocean Group Limited (OSE: GOGL) and Knightsbridge Tankers Limited.

We can provide no assurance, however, that we will realize any benefits from our relationship with Frontline or the Fredriksen Group. In addition, as a charterer of a significant number of our vessels and the provider of management and administrative services to us, we are subject to the risk of counterparty default. The severe and prolonged downturn in the tanker market has had a significant and adverse effect on tanker owners and charterers, including Frontline, that may adversely impact their ability to continue to perform their continued obligations to us. See “Risk Factors—We depend on our charterers, including the Frontline Charterers and the Seadrill Charterers, which are companies related to us, for our operating cash flows and for our ability to pay dividends to our shareholders.”

TAXATION

Except as provided below, the discussion of U.S. federal income tax considerations and Bermuda tax considerations contained under “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the year ended December 31, 2012 is incorporated in its entirety by reference herein.

The second paragraph under “Item 10. Additional Information—E. Taxation—U.S. Taxation—Taxation of U.S. Holders—Distributions” in our annual report on Form 20-F for the year ended December 31, 2012 is updated as follows:

“Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares are listed); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.”

UNDERWRITING

Morgan Stanley & Co. LLC is acting as underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed, to purchase from us all 8,000,000 shares of common stock offered hereby.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has agreed to purchase the common shares from us at a price of $16.15 per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $128.7 million. The underwriter proposes to offer the common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The expenses of the offering, not including the underwriting discount, are estimated at $475,000 and are payable by us.

No Sales of Similar Securities

We, our executive officers, directors and principal shareholder and its or their affiliates, have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of the underwriting agreement without first obtaining the written consent of Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, sell, contract to sell, pledge or otherwise dispose any common stock,

•	enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the locked up parties, for which the locked up parties later acquire the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “SFL.”

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involving purchases of our common shares in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

We, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter have authorized, nor does it authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Norway

This offering document has not been approved or disapproved by, or registered with, the Norwegian Financial Supervisory Authority (Finanstilsynet) nor the Norwegian Registry of Business Enterprises, and the shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act and the Norwegian Securities Trading Regulation.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters regarding the common shares will be passed upon for us by Seward & Kissel LLP, New York, New York, as to matters of United States and New York law, and by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law, and for the underwriter by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Ship Finance International Limited for the years ended December 31, 2010, 2011 and 2012, incorporated into this prospectus supplement by reference from our annual report on Form 20-F for the year ended December 31, 2012, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on The New York Stock Exchange under the symbol “SFL.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Prospectus Summary

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we otherwise specify, when used in this prospectus, the terms “Ship Finance International Limited,” “Ship Finance,” “Company,” “we,” “us,” and “our” refer to Ship Finance International Limited and its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United States. Our principal offices are maintained at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-9500.

The Securities We may Offer

We may use this prospectus to offer our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Our debt securities may be guaranteed by our subsidiaries.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Risk Factors

An investment in our securities involves a high degree of risk. In addition to the risk factor set forth below, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, prospective U.S. Holders of our common shares (as such term is defined in the discussion of “Taxation” in our annual report on Form 20-F for the year ended December 31, 2009) should consider the significant U.S. tax consequences relating to the ownership of our common shares as discussed in the section of this prospectus entitled “Tax Considerations.” Furthermore, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement pursuant to this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions including fluctuations in charterhire rates and vessel values, changes in demand in the markets in which we operate, changes in demand resulting from changes in the petroleum production levels of the Organization of the Petroleum Exporting Countries, or OPEC, and world wide oil consumption and storage, developments regarding the technologies relating to oil exploration, changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods, increased inspection procedures and more restrictive import and export controls, changes in our operating expenses, including bunker prices, drydocking and insurance costs, performance of our charterers and other counterparties with whom we deal, timely delivery of vessels under construction within the contracted price, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, piracy or political events, and other important factors described under the heading “Risk Factors” in this prospectus, in any applicable prospectus supplement and in our annual report on Form 20-F for the year ended December 31, 2009, as well as those described from time to time in the reports filed by the Company with the Commission.

This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Use of Proceeds

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

Capitalization

Each prospectus supplement will include information on the Company’s consolidated capitalization.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.

	For The Years Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands of U.S. dollars)
Earnings
Net income	$209,546	$180,798	$167,707	$181,611	$192,598
Add: Fixed charges	111,935	113,588	131,525	128,795	117,653

	321,481	294,386	299,232	310,406	310,251
Less: Interest capitalized	—	—	1,124	1,603	578
Total earnings	$321,481	$294,386	$298,108	$308,803	$309,673

Fixed charges
Interest expensed and capitalized	$95,411	$110,519	$128,167	$125,018	$112,146
Amortization and write-off of capitalized expenses relating to indebtedness	16,524	3,069	3,358	3,777	5,507

Total fixed charges	$111,935	$113,588	$131,525	$128,795	$117,653

Ratio of earnings to fixed charges	2.87x	2.59x	2.27x	2.40x	2.63x

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized interest, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

Enforcement of Civil Liabilities

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Plan of Distribution

We may sell or distribute the securities included in this prospectus and may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our common shares included in this prospectus through;

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short ourselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be at-the-market offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third party sellers of our securities as discussed above.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc. (NASD), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415. If more than 10% of the net proceeds of any offering of common shares made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

Description of Capital Stock

The following is a description of the material terms of our amended Memorandum of Association and Bye-laws.

Purpose

The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007 have been filed as Exhibit 1 to the Company’s 6-K filed on October 22, 2007, and are hereby incorporated by reference into this prospectus.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting.

Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized capital consists of $125,000,000, comprising 125,000,000 common shares, which may include related purchase rights for our common or preferred shares, having a par value of $1.00 each, of which 79,125,000 are issued and outstanding as of November 12, 2010.

Share History

We were incorporated in October 2003 with an authorized share capital of 12,000, divided into shares of $1.00 each. In connection with our partial spin-off from Frontline in June 2004, our authorized share capital was increased in May 2004 to $125,000,000, comprising 125,000,000 shares, each having a par value of $1.00, of which 73,925,837 were issued and outstanding immediately after the partial spin-off. In July 2004, we issued 1,600,000 common shares in a private placement for the price of $15.75 per share. Immediately following the issuance of these shares our total outstanding shares were 75,525,837. Between November 2004 and January 2006 the Company purchased and cancelled 2,782,100 shares.

In November 2006, the Board of Directors approved the Ship Finance International Limited Share Option Scheme (the “Option Scheme”). The Option Scheme permits the Board of Directors, at its discretion, to grant options to employees and directors of the Company or its subsidiaries. The fair value cost of options granted is recognized in the statement of operations, with a corresponding amount credited to contributed surplus.

In October 2007, the Board of Directors of the Company approved a share repurchase program of up to 7,000,000 shares. The Company did not repurchase any common shares for cancellation in 2007, 2008 or 2009.

In December 2008, the Company filed a prospectus supplement to enable the Company to issue and sell up to 7,000,000 common shares from time to time, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In the year ended December 31, 2009, the Company issued and sold 1,372,100 shares under this arrangement.

In February 2009, we declared a quarterly dividend with respect to the quarter ended December 31, 2008 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of March 9, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on April 17, 2009, we issued an additional 2,112,604 common shares.

In May 2009, we declared a quarterly dividend with respect to the quarter ended March 31, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of May 26, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on July 6, 2009, we issued an additional 1,038,777 common shares.

In June 2009, we issued additional 10,560 common shares to an employee in lieu of the dividend portion of his share-based bonus payment.

In August 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of August 31, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on October 16, 2009, we issued an additional 916,921 common shares.

In November 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of December 8, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on January 27, 2010, we issued an additional 930,483 common shares.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.

Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Other Securities

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or to a prospectus supplement, or as an exhibit to the Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or sinking fund provisions or conversion or exchangeability provision;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or in a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Expenses

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$0	*

Blue sky fees and expenses	$	*	*

Printing and engraving expenses	$	*	*

Legal fees and expenses	$	*	*

Rating agency fees	$	*	*

Accounting fees and expenses	$	*	*

Indenture trustee fees and expenses	$	*	*

Miscellaneous	$	*	*

Total	$	*	*

*	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Mello, Jones & Martin, Hamilton, Bermuda, as to matters of Bermuda law.

Experts

The consolidated financial statements of Ship Finance International Limited appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2009, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You can Find Additional Information

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Further information about our company is available on our website at http://www.shipfinance.bm. This web address is provided as an inactive textual reference only. Information on our website does not constitute part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Current report on Form 6-K, filed with the Commission on November 12, 2010, containing Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2010;

•

Current report on Form 6-K, filed with the Commission on November 10, 2010, containing our press releases announcing that we: (i) acquired two new drybulk carriers and sold one older drybulk vessel, with the exception of the comments of Ole B. Hjertaker contained in the third paragraph of the press release; and (ii) entered into new charters and financing agreements;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing the results of our 2010 Annual General Meeting;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing that we placed a new senior unsecured bond loan in the Norwegian credit market;

•

Current report on Form 6-K, filed with the Commission on September 2, 2010, containing our press release announcing our preliminary financial results for the quarter ended June 30, 2010, other than the section of the press release titled “Strategy and Outlook;”

•	Current report on Form 6-K, filed with the Commission on July 29, 2010, containing our press release announcing our preliminary financial results for the quarter ended March 31, 2010;

•

Annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•

The description of our dividend reinvestment and direct stock purchase plan (and no other information contained therein) contained in our Registration Statement on Form F-3, (File No. 333-150125), filed with the Commission on April 7, 2008 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda Tel: +1 800-715-6374 Email: ir@shipfinance.no Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

8,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley

June 18, 2013